STI GROUP, INC.

FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-142911

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED APRIL 29, 2008)

This is a prospectus supplement to our prospectus dated April 29, 2008 relating to the resale from time to time by selling shareholders of up to 4,400,000 shares of our Common Stock. On each of June 10, 2008 and July 15, 2008, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of these Current Reports on Form 8-K are attached to and made a part of this prospectus supplement.

This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

The Securities offered by the Prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” referenced on page 13 of the prospectus in determining whether to purchase the Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 15, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Event Earliest Reported): June 10, 2008 (June 6, 2008)

STI Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-142911	35-2065470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30950 Rancho Viejo Rd #120,

(Address of principal executive offices)

(949) 260-0150

(Registrant's telephone number)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 6, 2008, Kim McCaffrey resigned from his position as President of our wholly owned subsidiary Solana Technologies, Inc.

David Walters, our Chairman and Chief Executive Officer, assumed the role of President of Solana Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2008	STI Group, Inc.
a Delaware corporation

By: /s/ David Walters Name: David Walters Title: Chairman and Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Event Earliest Reported): July 15, 2008 (July 10, 2008)

STI Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-142911	35-2065470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30950 Rancho Viejo Rd #120,
(Address of principal executive offices)

(949) 260-0150
(Registrant’s telephone number)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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This Current Report on Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management, as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 8.01. Other Events

In July 2008, the senior management and several employees of our wholly owned subsidiary Solana Technologies, Inc. (“STI”) resigned. These management and staff losses follow the resignation of STI’s President in June 2008 (as previously disclosed in our Current Report on Form 8-K filed on June 10, 2008). As a result of these management and staff losses, we expect that STI will generate materially lower revenue in the second half of 2008 than in the first half of the year. We are taking steps to supplement STI’s management and staff, stabilize its operations, and maintain its customer relationships. However, there can be no assurance that our efforts will be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2008	STI Group, Inc. a Delaware corporation

	By:	/s/ David Walters
Name: David Walters
Title: Chairman and Chief Executive Officer

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